Exhibit 77(q)(1)


(a) Form of Certificate of Amendment to Registrant's Trust Instrument establishing two separate classes of shares for each of the eight existing Portfolios and establishing eight new Portfolios of the Trust is incorporated by reference to Post Effective Amendment No. 19 to the Registration Statement on Form N-1A as filed on April 27, 2001.

(e)(1) Form of Investment Advisory Agreement between the Trust, on behalf of the Portfolios, and ING Pilgrim Investments, Inc. is incorporated by reference to Post Effective Amendment No. 19 to the Registration Statement on Form N-1A as filed on April 27, 2001.

(e)(2) Form of Sub-Advisory Agreement, with respect to the Pilgrim VP International SmallCap Growth Portfolio, between ING Pilgrim Investments, Inc. and Nicholas-Applegate Capital Management is incorporated by reference to Post Effective Amendment No. 19 to the Registration Statement on Form N-1A as filed on April 27, 2001.